CONTENTS

                                                                       PAGE

AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

CONSOLIDATED BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . 2

CONSOLIDATED STATEMENT OF OPERATIONS . . . . . . . . . . . . . . . . . . 3

CONSOLIDATED STATEMENT OF CHANGES IN
  SHAREHOLDERS' EQUITY (DEFICIENCY). . . . . . . . . . . . . . . . . . . 4

CONSOLIDATED STATEMENT OF CASH FLOWS . . . . . . . . . . . . . . . . . . 5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . .6 - 14

Board of Directors and Shareholders
Corrections Services, Inc. and Subsidiary
Fort Lauderdale, Florida


                   INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying consolidated balance sheets of Corrections Services, Inc. and Subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations and shareholders' equity and cash flows for each of the three years ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Services, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of its consolidated operations and its consolidated cash flows for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/Thomas W. Klash
Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
February 3, 1998

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET
                    DECEMBER 31, 1997 AND 1996


                                  ASSETS

                                                    1997          1996
CURRENT ASSETS:
  Cash and cash equivalents                      $   464,577   $   336,678
  Investment in marketable trading
     securities - at market                          974,660       660,769
  Accounts receivable - trade - net of
     allowance for uncollectible accounts
     of $2,500 in 1997 and 1996                       43,102        62,710
  Accounts receivable - other                         14,989         7,701
  Note receivable - Current
  Affiliate                                            4,818          --
  Other                                               37,657          --
  Net investment in direct financing
     Leases - current                                  3,765          --
  Accrued interest receivable                          4,560          --
  Inventory                                          131,911       127,255
  Other                                                4,902         4,804

              Total Current Assets                 1,684,941     1,199,917

PROPERTY AND EQUIPMENT - net of
  accumulated depreciation of $141,201
  in 1997 and $135,442 in 1996                         1,102         2,941

NOTES RECEIVABLE - Non-Current:
   Affiliate                                          10,379          --
   Other                                              55,259          --

NET INVESTMENT IN DIRECT FINANCING
 LEASES - Non-Current                                  4,788          --

OTHER                                                  2,169         2,238
                                                  $1,758,638    $1,205,096




See accompanying notes to consolidated financial statements.


                              -2(a)-

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET
                    DECEMBER 31, 1997 AND 1996


               LIABILITIES AND SHAREHOLDERS' EQUITY

                                                    1997         1996
CURRENT LIABILITIES:
  Accounts payable and
    accrued expenses - principally
      trade                                      $    49,283   $   60,860
    Deferred revenue - current                        43,015       74,230

    Total Current Liabilities                         92,298      135,090


COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Common stock $.0001 par value;
  10,000,000 shares authorized;
  7,276,900 shares issued in 1997 and
  5,276,900 shares at December 31, 1996.
  7,216,900 shares outstanding at
  December 31, 1997 and 5,126,900 shares
       outstanding at December 31, 1996                  728          528
    Additional paid-in capital                     2,821,667    2,095,391
   Accumulated deficit                            (1,137,022)   ( 999,263)

                                                   1,685,373    1,096,656
  Less treasury stock, 60,000 shares
  at December 31, 1997 and 150,000
    shares at December 31, 1996 at cost              (19,033)     (26,650)

    Total shareholders' equity                     1,666,340    1,070,006

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                           $ 1,758,638  $ 1,205,096








                              -2(b)-

             CORRECTIONS SERVICES, INC. & SUBSIDIARIES
               CONSOLIDATED STATEMENT OF OPERATIONS
               THREE YEARS ENDED DECEMBER 31, 1997

                                    1997        1996          1995
Net sales                      $   160,541   $   300,440   $   378,638
Lease income                         7,065        69,392         1,000
Repair and maintenance
  fee income                       174,986       182,609       153,631
                                   342,592       552,441       533,269


COST AND EXPENSES:
Cost of sales (excluding
  depreciation and
  amortization)                    200,033       229,464       235,166
Depreciation and amortization        1,962         2,727         5,067
Selling, general and
  administrative expenses          323,204       300,140       302,651

  TOTAL OPERATING EXPENSES         525,199       532,331       542,884

  INCOME (LOSS)
    FROM OPERATIONS               (182,607)       20,110        (9,615)

OTHER INCOME (EXPENSE):
Dividend and Interest Income        72,934        41,179        37,740
Realized and unrealized
  gain (loss) on
  marketable securities            (71,974)       52,225       (46,072)
Elimination of Debt                 45,000          --            --
Other                              ( 1,112)     (    511)      ( 4,770)

                                    44,848         92,893      (13,102)















                              -3(a)-

            CORRECTIONS SERVICES, INC. & SUBSIDIARIES
               CONSOLIDATED STATEMENT OF OPERATIONS
               THREE YEARS ENDED DECEMBER 31, 1997


                                    1997         1996         1995
NET INCOME (LOSS)                $ (137,759)    $  113,003  $ (22,717)

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING       5,936,893     5,126,900   5,126,900


NET INCOME (LOSS)PER COMMON
SHARE                           $      (.02)  $       .02   $   (.004)



























See accompanying notes to consolidated financial statements.





                              -3(b)-

                        CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (Deficiency)
                            THREE YEARS ENDED DECEMBER 31, 1997


                                   Common Stock
                                 $.0001 Par Value          Additional    Retained
                             Authorized 10,000,000 Shares  Paid-In       Earnings           Treasury
                                   Shares    Amount        Capital       (Deficit)            Stock           Total

Balance - December 31, 1994      5,126,900   $  528        $ 2,095,391    $(  1,089,549)   $ (   26,650)    $  979,720

  Net Loss for the period            -          -               -          (     22,717)          -        (    22,717)

Balance - December 31, 1995      5,126,900      528          2,095,391     (  1,112,266)    (    26,650)       957,003

  Net Income for the period                     -               -               113,003          -             113,003
Balance - December 31, 1996      5,126,900      528          2,095,391     (    999,263)    (    26,650)     1,070,006

Purchase of Treasury Shares     (  522,500)     -               -                 -         (    94,985)    (   94,985)
Sale of Treasury Shares            462,500      -               -                 -              75,952         75,952
Acquisition of Hi-Tech Leasing   2,000,000      200            736,788            -              -             736,988
Acquisition of Professional
  Programmers, Inc.               150,000       -           (   10,512)           -              26,650         16,138
Net loss for the period               -         -               -          (   137,759)          -         (   137,759)

Balance - December 31, 1997      7,216,900*   $ 728        $ 2,821,667     ($1,137,022)     ($   19,033)    $1,666,340


   Shown on the accompanying
   Balance Sheet as follows:
                            Issued:            7,276,900
                            Treasury shares       60,000
                                               7,216,900


See accompanying notes to consolidated financial statements.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
               THREE YEARS ENDED DECEMBER 31, 1997


         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                         1997         1996          1995
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income (loss)                    ($ 137,759)     $ 113,003    ($ 22,717)
Adjustments to reconcile
  net income (loss) to net cash
  (used in) provided by
  operating activities:
Depreciation and amortization             1,962         2,692         5,067
  (Gain) on disposition assets               -             -       (    925)
(Gain) loss on sale of marketable
  securities                         (   60,781)    ( 140,450)       15,271
Allowance for market decline
  of securities                         132,755        88,225        30,801
Write off uncollectable notes                -         10,500          -
Change in operating assets
  and liabilities:
(Increase) decrease in
  trade accounts receivable              19,608     (   2,420)       64,171
Decrease (increase) in inventory     (    4,656)       21,426        52,498
(Increase) Decrease in accounts
  receivable - other                     15,811     (   1,705)        3,924
(Increase) Decrease in accrued
  interest receivable                (    4,560)         -             -
(Increase) Decrease in other assets  (      152)    (     253)          242
(Decrease) increase in accounts
  payable and accrued expenses       (   11,577)    (  11,942)    (  14,114)
Increase (decrease) in
  deferred revenue                   (   31,215)       16,799        22,099
Purchase of marketable trading
  securities                         (  360,240)    ( 745,411)    ( 603,515)
Proceeds from sale of
  marketable trading securities         402,017       725,697       436,842

Total adjustments                        98,972     (  36,842)       12,361

Net cash provided (used in)
operating activities                 (   38,787)       76,161      ( 10,356)





Continued on next page

                              -5(a)-

            CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
               THREE YEARS ENDED DECEMBER 31, 1997



         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                           (Continued)

                                         1997         1996            1995
CASH FLOWS FROM INVESTING
ACTIVITIES:
Advances paid on notes
  receivable - affiliate               $    -        $    -        ($   50,000)
Advances paid on notes
  receivable - other                  (   78,958)         -               -
  Principal collection of
notes receivable - affiliate               1,897          -             50,000
Principal collection of
notes receivable - other                  28,482          -             11,500
Principal collection of direct
  financing leases                         1,482          -               -
Sale of property & equipment                -             -                925
Purchase of property and equipment          -        (     868)     (    4,809)
Net cash provided by (used in)
  financing activities               (    47,097)    (     868)     (    7,616)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of Treasury Stock                    16,138          -               -
Issuance of Common Stock                 197,645          -               -

Net cash provided by (used in)
  financing activities                   213,783          -               -

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS                127,899        75,293       (   2,740)

CASH AND CASH EQUIVALENTS -
Beginning of year                        336,678       261,385         264,125

CASH AND CASH EQUIVALENTS -
End of year                          $   464,577    $  336,678      $  261,385







See accompanying notes to consolidated financial statements.


                              -5(b)-

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Capitalization

     Corrections Services, Inc. (the "Company") was incorporated under the laws of the State of Florida on September 14, 1984. The Company's articles of incorporation originally provided for the issuance of 100 shares of common stock, with a par value of $5 per share. On November 13, 1985, the authorized number of shares was increased to 10,000,000 shares, with a par value of $.0001 per share. In that connection, the 100 shares of common stock outstanding prior to that date were exchanged for 2,115,000 shares.

   General

     The Company commenced its operational activities for accounting purposes on February 5, 1985. Through December 31, 1986, the Company was principally engaged in organization, initial marketing, program design and implementation, as well as system hardware and software design activities and raising capital. Revenues earned through December 31, 1986, were primarily the result of test marketing sales to a limited number of customers. During 1987, the Company successfully installed its equipment in a number of sites throughout the country.

   Business Activity

     As a result of agreements reached with its former manufacturing supplier, the Company sells in-house arrest systems and now provides maintenance, repair and replacement of in-house arrest systems previously sold to customers. The in-house arrest system consists of a computer controlled electronic signaling system to permit continuous monitoring of the user's presence or absence from his residence during the period of the individual's home restriction and confinement sentence.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Corrections Systems International, Inc. Professional Programmers, Inc. and Hi-Tech Leasing, Inc. from the date of their acquisition. All significant intercompany accounts and transactions have been eliminated.


     Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Inventory - Inventory which is comprised principally of computers, monitors, TX's and parts, is valued at the lower of cost or market using the first-in, first-out method.

     Investment in Marketable Trading Securities - The Company's investment in marketable trading securities consists of trading securities as defined in FASB Statement No. 115. Trading securities are carried at market value in the accompanying balance sheets. Unrealized gains and losses resulting from fluctuations in the market price of the related securities are currently reflected in the statement of operations.

     Property and Equipment - Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

    Computer and monitor equipment    3 years
    Molds, dies and tooling costs     5 years
    Office furniture and equipment    5 years
    Software                          3 years
    Leasehold improvements            3 years

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Product Warranty - The Company warranties its products for a specified time after a sale. The Company's supplier warranties its product for a similar time period. Due to the nature of these warranties, all expenses relating to repair of units sold is expensed as incurred and, accordingly, no provision for warranty liability has been made.

     Deferred Revenue - Deferred revenue represents the unearned portion of customers' payments relating to equipment maintenance and leasing contracts.

     Net Income (Loss) Per Common Share - Net income (loss) per common share was computed by dividing the net income (loss) for each period by the weighted average number of common shares outstanding during each period.

     Research and Development - The Company has expensed all costs incurred in establishing technological feasibility of computer software intended for sale to customers. Certain research and development costs incurred for computer software are capitalized, such as costs incurred for producing product masters, including costs for coding and testing. Such capitalized software costs are amortized over a three year period.

     Revenue Recognition - The Company recognizes revenue at the time merchandise is shipped to the customers. Installation and training costs associated with the sale are generally recorded in the same period.

     Income Taxes.

     Deferred taxes are provided on the "liability" method whereby deferred tax assets are recognized for operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996



NOTE B - PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                      1997         1996
     Leasehold improvements                        $   3,170   $    3,170
     Office furniture and equipment                   59,704       55,784
     Computer and monitoring
       equipment                                      79,429       79,429

                                                     142,303      138,383

     Less accumulated depreciation
        andamortization                              141,201      135,442

                                                   $   1,102    $   2,941


NOTE C - NOT RECEIVABLE - AFFILIATE

     8% Note Receivable. Due from an individual who is an officer and director of the Company - Collateralized by transportation equipment - Payable in monthly installments of $488, including interest, thru November 15, 2000.

                                                      $ 15,197
                     Deduct - Not Current               10,379

                                                      $  4,818


NOTE D - NOTES RECEIVABLE - OTHER

     Notes receivable - other - consist of the following:

                                                       1997
     10% Notes Receivable - Collateralized
     by transportation and other equipment.
     Payments are due in various monthly
     installments through November 1, 2000            $ 71,599

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996



NOTE D - NOTES RECEIVABLE - OTHER (Contd.)


     10% Notes Receivable - Due from
     various individual - on demand and
     unsecured                                          21,317

                                                      $ 92,916

     Deduct noncurrent portion                          37,657
                                                      $ 55,259

     Interest earned on notes amounted to $4,430 in 1997.


NOTE E - INCOME TAXES

     Significant components of deferred tax benefits are as follows:

     Current Tax Benefit Assets

     Allowance for market decline
      of equity securities                 $  65,494
     Allowance for doubtful accounts             513

     Total Current Tax Benefit             $  66,007

     Non-Current Tax Benefit Assets

     Tax loss carry forward at
      December 31, 1997                    $ 207,435

     Total Non-current Benefit             $ 207,435

     Total Current and
      Noncurrent Tax Benefit               $ 273,442
     Valuation Allowance                  ($ 273,442)

     Net Deferred Tax Assets               $   -

     At December 31, 1997, management is unable to predict profitable operations for the Company in the future.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996


NOTE E - INCOME TAXES (Contd).

     At December 31, 1997, the Company had available net operating loss carryforwards for financial and tax reporting purposes of approximately $689,456 expiring at various times through 2007.


NOTE F - MAJOR CUSTOMERS

         Sales to customers individually representing more than 10% of combined revenues amount to $88,922 in 1997, $174,188 in 1996 and $244,622 in 1995. In 1997, two customers accounted for 14% and 12% respectively. In 1996, two customers accounted for 22% and 10% respectively.


NOTE G - RELATED PARTY TRANSACTIONS

         Professional and Consulting Fees - the Company paid officers, directors, shareholders and affiliates professional and consulting fees amounting to $96,277 IN
         1997, $75,023 in 1996 and $82,228 in 1995.

         Office Expense - Office expenses were paid to shareholders and/or entities affiliated through common officers, directors and shareholders amounting to $10,200 in 1997, $5,817 in 1996 and $10,200 in 1995.

         Rent Expense - Rentals paid to entities having officers, directors and shareholders in common with the Company amounted to $21,000 in 1997, 1996 and 1995.


NOTE H - RENTAL COMMITMENTS

         Rent expense incurred for the occupancy of general office and storage facilities amounted to $35,423 in 1997, $30,759 in 1996 and $31,162 in 1995. At December 31,
         1997, there were no fixed annual rental commitments.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996


NOTE I - INVESTMENTS IN MARKETABLE EQUITY SECURITIES

         At December 31, 1997, the Company's investment in
         marketable equity securities consisted entirely of trading securities as follows:
                                                    Market
                                        Cost        Value
     Investment in corporate
       trading securities -           $1,294,142   $ 974,660


     Unrealized losses on changes in market values of marketable trading securities amounted to $132,755 in 1977, $88,225 in 1996 and $30,801 in 1995.


NOTE J - CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, investments in marketable securities and accounts receivable. The Company places its cash investments and investments in marketable securities with high quality institutions and limits the amount of credit exposure to any one institution or investee. Concentrations of credit risk with respect to accounts receivable are limited, due to the relatively small average balance per customer and their dispersion across several geographical areas. The Company generally does not require collateral or other security to support customer receivables.


NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following Notes summarize the major methods and assumptions used in estimating the fair values of financial instruments:

     Cash and Cash Equivalent

      The carrying amount approximates fair value due to the liquidity of these financial instruments.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996


NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS (Contd.)

     Investments

      The fair value of investments are based upon quoted market prices for those investments.

     Accounts Receivable

      The fair value of customer receivables is based upon net realizable value.


NOTE L - INVESTMENT IN WHOLLY-OWNED SUBSIDIARIES

     On July 28, 1997 the Company issued 2,000,000 shares of authorized but previously unissued restricted common stock to a former affiliate, Vanderbilt Square Corp. ("Vanderbilt") in exchange for all of the issued and outstanding shares of Hi-Tech Leasing, Inc., a 100% owned subsidiary of Vanderbilt. Fair value of the common shares issued amounted to $731,000.

     Net assets acquired amounted to $736,988. The excess of net assets acquired over fair value of common stock issued was credited to additional paid-in capital.

     The Company's earnings and cash flows reflect the operations of Hi-Tech Leasing, Inc. from July 28, 1997 through December
     31, 1997.

     On September 30, 1997, the Company acquired 100% ownership of Professional Programmers, Inc. an inactive, wholly-owned subsidiary of Vanderbilt in settlement of a receivable of $16,152, which was fair value of the stock transferred to the Company.

     Supplemental Cash Flow Information.

     A. The Company issued Common Stock with a fair value of $731,000 in exchange for its investment in Hi-Tech
         Leasing, Inc.

            CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996


NOTE L - INVESTMENT IN WHOLLY-OWNED SUBSIDIARIES (Contd.)

         A summary of non-cash assets owned by Hi-Tech Leasing, Inc. on the date of sale follows:

     Marketable Securities             $ 446,675
     Notes Receivable                     59,534
     Investment in Financing
       Leases                             10,035

     Non cash assets acquired          $ 516,244

     Cash & Cash Equivalents             220,744
     Net Assets of Subsidiary
       Acquired                        $ 736,988

     B. The Company settled an obligation from an affiliate through the conveyance of 100% of its interest in Professional Programmers, Inc.